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                                                                    Exhibit 10.9

                ADDENDUM TO UNCONDITIONAL AND CONTINUING GUARANTY

This addendum is made part of the Unconditional Guaranty executed by Overhill Corporation on April 12, 2002. BancorpSouth (Bank) has been made aware of and agrees with the following;

Bank acknowledges that prior to the execution hereof, Guarantor initiated the process of enabling Guarantor to dispose of all of its rights and ownership interest on Overhill Farms, Inc. through a spin-off (non-taxable prorata distribution) to the existing shareholders of Guarantor. Bank further acknowledges that Guarantor is continuing the process of effectuating the spin-off and will consummate the distribution of all of the stock in its Overhill Farms, Inc. Subsidiary following the execution hereof. Notwithstanding the foregoing or any other provision herein contained, Guarantor may, for any or no consideration, dispose of, by way of a spin-off or otherwise, any or all of Guarantor's interest in its subsidiary, Overhill Farms, Inc., specifically including without limitation, all shares of stock of or in Overhill Farms, Inc. and any or all assets owned by Overhill Farms, Inc.

Guarantor and Bank have agreed upon and have executed this document on this the 12/th/ day of April, 2002.


Overhill Corporation                         BancorpSouth Bank


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William E. Shatley, Treasurer                Glenn Bickerdike, Sr Vice President